Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mark E. Lucas, John P. Breedlove and Paul R. Zeller, and each of them, his or her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the 2012 Annual Report on Form 10-K of Imation Corp., and any and all amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or the substitutes for such attorneys-in-fact and agents, may lawfully do or cause to be done by virtue hereof.

Name	Title	Date

/s/ SCOTT J. ROBINSON Scott J. Robinson	Vice President, Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)	February 8, 2013

/s/ DAVID P. BERG	Director	February 8, 2013
David P. Berg

/s/ THEODORE H. BUNTING, JR.	Director	February 8, 2013
Theodore Bunting, Jr

/s/ CHARLES A. HAGGERTY	Director	February 8, 2013
Charles A. Haggerty

/s/ WILLIAM G. LAPERCH	Director	February 8, 2013
William LaPerch

/s/ L. WHITE MATTHEWS, III	Director	February 8, 2013
L. White Matthews, III

/s/ TRUDY A. RAUTIO	Director	February 8, 2013
Trudy A. Rautio

/s/ DAVID B. STEVENS	Director	February 8, 2013
David B. Stevens

/s/ DARYL J. WHITE	Director	February 8, 2013
Daryl J. White